SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: December 23, 2004

(Date of earliest event reported)

GUITAR CENTER, INC.

(Exact Name of Registrant as specified in Charter)

Delaware	Commission File No.:	95-4600862
(State or Other Jurisdiction of incorporation)	000-22207	(I.R.S. Employer Identification No.)

5795 Lindero Canyon Road
Westlake Village, California  91362

(Address of Principal Executive Offices, including zip code)

(818) 735-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

Attached hereto as Exhibit 10.01 is a Standard Offer, Agreement and Escrow Instructions for Purchase of Real Estate dated as of December 23, 2004 (the “Agreement”) by and between Guitar Center, Inc. (“Guitar Center”) and John and Denise Gooden (collectively, the “Seller”) regarding a parcel of real property located at 5775 Lindero Canyon Rd., Westlake Village, CA 91362 (the “Property”).  The Property consists of three buildings (96,033 square feet in the aggregate and 87,509, 7,556 and 968 square feet individually).  The Agreement calls for an all cash purchase price of $12.2 million payable upon satisfaction of certain contingencies as set forth in the Agreement.  A $120,000 deposit became due upon execution of the Agreement, with the remaining $380,000 deposit to be funded within two business days following satisfactory completion of the 60 day due diligence period.  The Property is being sold on an “as is” basis.  Following closing, the Seller intends to lease the main building from Guitar Center at a lease rate of $53,000 per month, triple net for a period of up to six months.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.01       Standard Offer, Agreement and Escrow Instructions For Purchase of Real Estate dated as of December 23, 2004 by and between Guitar Center, Inc. and John and Denise Gooden regarding a parcel of real property located at 5775 Lindero Canyon Rd., Westlake Village, CA 91362.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized,

GUITAR CENTER, INC.

Date: December 28, 2004	By	/s/ BRUCE ROSS
		Name:	Bruce Ross
		Title:	Executive Vice President and Chief Financial Officer

S-1

EXHIBIT INDEX

Exhibit No.	Description

10.01

Standard Offer, Agreement and Escrow Instructions For Purchase of Real Estate dated as of December 23, 2004 by and between Guitar Center, Inc. and John and Denise Gooden regarding a parcel of real property located at 5775 Lindero Canyon Rd., Westlake Village, CA 91362.